PIONEER INTEREST SHARES
12/31/97 NSAR FILING
ITEM 77B ATTACHMENT

1. The definitive proxy for Pioneer Interest Shares, filed with the SEC on July 17, 1997 (Accession No. 0000069407-97-000009) is incorporated by reference into this NSAR.

2. Pioneer Interest Shares 12/31/97 Annual Report, which contains the results of the above mentioned proxy, is incorporated by reference into this NSAR. The Annual Report was filed with the SEC on February 24, 1998 under Accession No. 0000069407-98-000001.